UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2015

MEDICAL TRANSCRIPTION BILLING, CORP.
(Exact name of registrant as specified in its charter)

Delaware	333-192989	22-3832302
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Clyde Road, Somerset, New Jersey, 08873
(Address of principal executive offices, zip code)

(732) 873-5133

(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 13, 2015, Medical Transcription Billing, Corp. (the “Company”) amended and restated its promissory note to Mahmud Haq, the Company’s chairman of the board of directors, chief executive officer and largest shareholder. The amended and restated note amends, restates and replaces the obligations under the Company’s original promissory note to Mr. Haq dated July 5, 2013, as amended, which was made in the amount of $1,000,000.

The amended and restated note allows, upon mutual consent of Mahmud Haq and the Company, the re-borrowing by the Company of sums which have been prepaid under the amended and restated note as long as the total amount outstanding at any time does not exceed $1,000,000. The terms of the amended and restated note, including the principal amount, interest rate and maturity date, are otherwise substantially the same as the terms of the original note.

The amended and restated note was approved by all of the independent members of the Company’s Audit Committee, none of whom has a direct or indirect interest in the amended and restated note.

The description of the transactions described in this Item 1.01 does not purport to be complete and is qualified in its entirety by the terms of the amended and restated note which is attached hereto as Exhibit 10.5.

Item 2.03	Creation of a Direct Financial Obligation under an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.5	Amended and Restated Promissory Note by Medical Transcription Billing, Corp. and Mahmud Haq, dated July 13, 2015.

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SIGNATURE(S)

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Medical Transcription Billing, Corp.

Date: July 14, 2015
	By:	/s/ Mahmud Haq
Mahmud Haq
Chairman of the Board and Chief Executive Officer

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